Exhibit 11(a)

CODE OF ETHICS FOR OFFICERS, DIRECTORS AND EMPLOYEES OF
BIT DIGITAL, INC.

1.	TREAT IN AN ETHICAL MANNER THOSE TO WHOM BIT DIGITAL, INC. HAS AN OBLIGATION

The officers, directors and employees of Bit Digital, Inc. (the “Company”) are committed to performing the business of the Company with the highest levels of honesty and ethical conduct in all aspects of their activities to comply with all applicable laws, rules and regulations, to deter wrongdoing and to abide by the policies and procedures adopted by the Company.

For the communities in which we live and work we are committed to acting as concerned and responsible neighbors, reflecting all aspects of good citizenship. For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources. For our suppliers and partners, we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

2.	OBEY THE LAW

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:

A.	STRICTLY ADHERE TO ALL ANTITRUST LAWS

Officers, directors and employees must strictly adhere to all antitrust laws. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

B.	STRICTLY COMPLY WITH ALL SECURITIES LAWS

In our role as a publicly owned company, we must always be alert to and comply with the securities laws and regulations of the United States.

I.	DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

Federal law and Company policy prohibit officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling Company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

Two simple rules can help protect you in this area: (1) Do not use non-public information for personal gain. (2) Do not pass along such information to someone else who has no need to know.

II.	BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS

As a public company, the Company must file disclosure reports with the United States Securities and Exchange Commission that are full, fair, accurate, timely and understandable. Officers, directors and management of the Company are responsible for ensuring that these reports and the other public communications made by the Company are accurate and fairly present the financial condition and operating results of the Company.

Securities laws are vigorously enforced. Violations may result in severe penalties including forced sales of parts of the business and significant fines against the Company. There may also be sanctions against individual employees including substantial fines and prison sentences.

The principal executive officer and principal financial officer of the Company will certify to the accuracy of reports filed with the SEC in accordance with The Sarbanes-Oxley Act of 2002. Officers and directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

3.	AVOID CONFLICTS OF INTEREST

Our officers, directors and employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair the independence of any judgment they may need to make on behalf of the Company.

Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure to the Chairman of the Nominating and Corporate Governance Committee (or the Chairman of the Board if no Committee exists) of any material transaction or relationship that reasonably could be expected to give rise to a potential conflict is the key to remaining in full compliance with this policy.

4.	AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Officers, directors and employees of the Company will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company’s reputation.

5.	KEEP ACCURATE AND COMPLETE RECORDS

We must maintain full, fair, accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

6.	ENFORCEMENT

The Company has empowered the Nominating and Corporate Governance Committee (the “Governance Committee”) to enforce this Code of Ethics and Business Conduct. Employees with concerns regarding accounting matters may report their concerns to the Company’s Chief Financial Officer or to the Chairman of the Audit Committee of the Board of Directors (or the Chairman of the Board if no Committee exists). The Governance Committee will report to the Board of Directors at least once each year regarding the general effectiveness of this Code, the Company’s controls and reporting procedures and the Company’s business conduct. Officers, directors and employees of the Company who do not adhere to this Code will be held accountable for their actions.

You are encouraged to contact the Chairman of the Governance Committee when in doubt about, or if you have any questions regarding the best course of action in a particular situation. You are also encouraged to report violations of laws, rules, regulations of this Code to the Chairman of the Governance Committee.

7.	DISCIPLINARY MEASURES

The Company shall consistently enforce its Code of Ethics and Business Conduct through appropriate means of discipline. The Governance Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment, restitution, or in the case of any director, refusal by the Governance Committee (or the entire Board of Directors) to nominate such director for re-election if such director has not been previously terminated for cause.

Any waiver of this Code for any director or executive officer may be made only by the Board of Directors of the Company and along with the reasons for such waiver, must be disclosed on a Current Report on Form 6-K and in any other manner required or permitted by the Securities and Exchange Commission or any applicable national securities exchange that the Company’s securities are listed and traded on.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

YOUR PERSONAL COMMITMENT TO BIT DIGITAL, INC.
CODE OF ETHICS

I acknowledge that I have received and read the Bit Digital, Inc. Code of Ethics, dated June 2021, and understand my obligations as an officer, director and/or employee to comply with the Code of Ethics

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here:_____________________	Date:_____________

Please print your name:___________________

This signed and completed form must be returned to your manager or designated human resources professional.